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                                  EXHIBIT 8.2


                                                                October 14, 1998


Tele-Communications International, Inc.
5619 DTC Parkway
Englewood, CO 80111-3000

Ladies and Gentlemen:

          We have acted as counsel to Tele-Communications International, Inc., a Delaware corporation (the "Company"), in connection with the planned merger (the "Merger") into the Company of Liberty Group Acquisition Co., a Delaware corporation ("Merger Sub"), which is a newly formed and wholly-owned subsidiary of Tele-Communications, Inc., a Delaware corporation ("TCI"), pursuant to an Agreement and Plan of Merger dated as of August 24, 1998 (the "Agreement") by and among the Company, Merger Sub and TCI. Unless otherwise specified, capitalized terms shall have the meaning assigned to such terms in the Agreement.

          In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Agreement, (ii) the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed by TCI with the Securities and Exchange Commission ("SEC") on October 14, 1998 (the "Proxy Statement"), (iii) certain of the reports filed by Company with the SEC pursuant to the Securities and Exchange Act of 1934, as amended, and (iv) the representation letters dated October 14, 1998 which were provided to us by the Company and TCI and which are attached hereto as exhibits. In addition, we assume that the Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

          On the basis of and subject to the foregoing and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the Merger should be a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Code, and each of the Company and TCI should be treated as a party to that reorganization. As a result, the following U.S. federal income tax consequences should occur:

          (a) No gain or loss should be recognized by the Company as a result of the Merger;

          (b) No gain or loss should be recognized by holders of Company Common Stock upon their receipt in the Merger of LMG Series A Stock in exchange therefor;
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Tele-Communications International, Inc.
October 14, 1998
Page 2


          (c) The tax basis of the shares of LMG Series A Stock received by a Company stockholder in the Merger should be the same as the tax basis of the Company Common Stock surrendered in exchange therefor;

          (d) The holding period of the shares of LMG Series A Stock received by a Company stockholder in the Merger should include the holding period of the Company Common Stock surrendered in exchange therefor, provided that such shares of Company Common Stock are held as capital assets at the Effective Time;

          (e) Gain or loss will be recognized by a Company stockholder with respect to cash received in lieu of a fractional share of LMG Series A Stock in an amount equal to the difference between the cash received and the tax basis that such stockholder would have had in such fractional share if such fractional share had actually been received; and

          (f) The section of the Proxy Statement entitled "The Merger--Certain Federal Income Tax Consequences" describes the material federal income tax consequences expected to result to the Company stockholders from the Merger.

          Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "Service"), and the Service will not be precluded from adopting a contrary position.

          No opinion is expressed as to any matter not specifically addressed above including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to Company stockholders who are subject to special treatment under the U.S. federal income tax laws, such as foreign persons and persons who acquired their shares in compensatory transactions.

          This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Agreement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent. Notwithstanding the foregoing sentence, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement of which the Proxy Statement is a part and to the reference to our firm under the heading
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Tele-Communications International, Inc.
October 14, 1998
Page 3


"The Merger--Certain Federal Income Tax Consequences" and "Legal Matters" contained therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the SEC thereunder.

                                        Sincerely,



                                        BAKER & BOTTS, L.L.P.



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